UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 28, 2008

VOLT INFORMATION SCIENCES, INC.
(Exact Name of Registrant as Specified in Its Charter)

New York	1-9232	13-5658129
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

560 Lexington Avenue, New York, New York	10022
(Address of Principal Executive Offices)	(Zip Code)

(212) 704-2400
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 28, 2008, Volt Information Sciences, Inc. (the "Company") entered into a certain new Credit Agreement, dated as of February 28, 2007 (the "Credit Agreement"), among the Company, certain subsidiaries of the Company party thereto as guarantors, the financial institutions party thereto as lenders, Bank of America, N.A., as administrative agent, swing line lender and L/C issuer, and JPMorgan Chase Bank, N.A., as syndication agent. The Credit Agreement established a $42.0 million unsecured credit facility (the "Credit Facility") in favor of the Company, of which up to $15.0 million may be used for letters of credit. The Credit Agreement also provides the Company with the right, subject to certain terms and conditions contained in the Credit Agreement, to increase the aggregate committed principal amount of the Credit Facility by an additional $25.0 million, to $67.0 million. The financial institutions participating in the Credit Facility include Bank of America, N.A., JPMorgan Chase Bank, N.A., Wells Fargo Bank, National Association, and HSBC Bank USA, National Association.

Borrowings under the Credit Agreement are to bear interest at various base rate and eurocurrency rate options permitted to be selected by the Company at the time of each borrowing. The particular interest rate margin, as well as the periodic facility fee payable by the Company under the Credit Agreement, are determined according to a pricing grid set forth in the Credit Agreement. The pricing grid provides 5 pricing tiers, with margins increasing based on specified thresholds pegged to the Company’s consolidated leverage ratio, as defined. The Credit Agreement further provides that the initial pricing tier would be at an agreed-upon level also set forth in the Credit Agreement. The Company did not require any borrowings at the closing. Had a borrowing been requested, however, then, based upon the initially agreed-upon pricing tier and assuming a three-month U.S. Dollar LIBO rate were the interest rate option selected by the Company, borrowings would have borne interest at the rate of 4.0% per annum. The facility fee is payable on the entire committed principal amount of the Credit Facility, regardless of usage; the initial facility fee, based on the agreed-upon initial pricing tier, is .3% per annum.

The Credit Agreement provides for the Company to comply with three specific financial covenants (a consolidated leverage ratio of not more than 3.0 to 1.0; a consolidated interest coverage ratio of at least 4.0 to 1.0; and a minimum consolidated tangible net worth requirement of not less than $160 million, increasing by an amount equal to 25% of the Company’s cumulative consolidated net income, to the extent positive, for fiscal periods after the close of the Borrower’s 2007 fiscal year). The Credit Agreement’s definitions detail how these financial covenants are to be computed.

The Credit Agreement also contains a variety of other affirmative and negative covenants. Those include, among other things, limitations on indebtedness, liens, investments (including business acquisitions, investments in joint ventures, and loans that may be made by the Company and its subsidiaries), asset sales, and annual capital expenditures. The Credit Agreement also establishes a limitation on cash dividends, capital stock repurchases and redemptions that may be made by the Company, limiting all such payments during any fiscal year to 50% of the Company’s consolidated net income, as defined, for its immediately preceding fiscal year and prohibiting any such payments if a default then exists under the Credit Facility.

The Credit Agreement permits the continuation of the existing secured revolving credit facility established in December 2006 by a bankgroup led by Wells Fargo Bank, National Association, as administrative agent, in favor of the Company’s wholly owned subsidiary, Volt Delta Resources, LLC; and also permits the continuation of the Company’s existing securitization program with Three Rivers Funding Corporation. Further, the Credit Agreement also permits a replacement securitization program on substantially similar terms, subject to compliance with the terms and conditions of the Credit Agreement.

The Company is liable on all loans made to it and all letters of credit issued at its request. Eight subsidiaries of the Company are guarantors of all loans made and letters of credit issued under the Credit Facility. Under certain circumstances, other subsidiaries of the Company also may be required to become guarantors under the Credit Facility; however, exceptions have been made for specific categories of present and future subsidiaries, including those participating in the Company’s securitization program, those that form the Company’s Delta group, and those that act as paying agency companies.

The Credit Agreement and the Credit Facility replaced the pre-existing secured credit agreement and the $40 million pre-existing credit facility, as set forth in Item 1.02 below.

The foregoing description of the Credit Agreement is a summary only and is qualified in its entirety by reference to the full text of the Credit Agreement. A copy of the Credit Agreement is filed herewith as Exhibit 4.1(p).

Item 1.02. Termination of a Material Definitive Agreement.

On February 28, 2008, the Company terminated the Second Amended and Restated Credit Agreement, dated as of April 11, 2005, among the Company and Gatton Volt Consulting Group Limited, the guarantors party thereto, the lenders party thereto and JP Morgan Chase Bank, as administrative agent (the "Old Credit Agreement"). The Old Credit Agreement was due to expire in April 2008 and therefore the Company terminated the Old Credit Agreement and replaced it with the new Credit Agreement on February 28, 2008 as set forth in Item 1.01 above. There was no penalty for the termination of the Old Credit Agreement.

The Old Credit Agreement established a secured credit facility ("Old Credit Facility") in favor of the Company and designated subsidiaries, of which up to $15.0 million could be used for letters of credit. Borrowings by subsidiaries were limited to $25.0 million in the aggregate. The administrative agent for the Old Credit Facility was JPMorgan Chase Bank, N.A. The other banks participating in the Credit Facility included Mellon Bank, N.A., Wells Fargo Bank, N.A., Lloyds TSB Bank PLC and Bank of America, N.A.

Borrowings under the Old Credit Agreement were to bear interest at various rate options selected by the Company at the time of each borrowing. Certain rate options, together with a facility fee, were based on a leverage ratio, as defined. Additionally, interest and the facility fees could be increased or decreased upon a change in the rating of the facility as provided by a nationally recognized rating agency. The Old Credit Agreement required the maintenance of specified accounts receivable collateral in excess of any outstanding borrowings. Based upon the Company's leverage ratio and debt rating at February 28, 2008, if a three-month U.S. Dollar LIBO rate were the interest rate option selected by the Company, borrowings would have borne interest at the rate of 4.0% per annum, excluding a fee of 0.3% per annum paid on the entire facility.

The Old Credit Agreement provided for the maintenance of various financial ratios and covenants, including, among other things, a requirement that the Company maintain a consolidated tangible net worth, as defined; a limitation on cash dividends, capital stock purchases and redemptions by the Company in any one fiscal year to 50% of consolidated net income, as defined, for the prior fiscal year; and a requirement that the Company maintain a ratio of EBIT, as defined, to interest expense, as defined, of 1.25 to 1.0 for the twelve months ended as of the last day of each fiscal quarter. The Old Credit Agreement also imposed limitations on, among other things, the incurrence of additional indebtedness, the incurrence of additional liens, sales of assets, the level of annual capital expenditures, and the amount of investments, including business acquisitions and investments in joint ventures, and loans that may be made by the Company and its subsidiaries.

At February 28, 2008, the Company had no outstanding borrowings against this facility. The Company would not have been in compliance with one covenant of the Old Credit Agreement at February 28, 2008. A waiver of this covenant was not required as the Old Credit Agreement was replaced by the new Credit Agreement as set forth in Item 1.01.

The foregoing description of the Old Credit Agreement is a summary only and is qualified in its entirety by reference to the full text of the Old Credit Agreement that was filed with the Securities Exchange and Commission as Exhibit 99.1 to Form 8-K filed on April 19, 2005.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Creation of a Direct Financial Obligation

Information concerning the Credit Agreement set forth in Item 1.01 is incorporated herein by reference.

Item 9.01	Financial Statements, Pro Forma Financial Information and Exhibits.

(d)	Exhibits

4.1(p)

Credit Agreement, dated as of February 28, 2008, among Volt Information Sciences, Inc., as the borrower, certain subsidiaries of the borrower, as the guarantors party thereto, the lenders party thereto, Bank of America, N.A., as administrative agent, swing line lender and L/C issuer, and JP Morgan Chase Bank, as syndication agent.

S I G N A T U R E S

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VOLT INFORMATION SCIENCES, INC.

Date:	March 5, 2008	By:	/s/ Jack Egan
Jack Egan, Chief Financial Officer

EXHIBIT INDEX

4.1(p)

Credit Agreement, dated as of February 28, 2008, among Volt Information Sciences, Inc., as the borrower, certain subsidiaries of the borrower, as the guarantors party thereto, the lenders party thereto, Bank of America, N.A., as administrative agent, swing line lender and L/C issuer, and JP Morgan Chase Bank, as syndication agent.